EXHIBIT 99.1
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                               NEWS RELEASE


                                 LANDAUER

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                   LANDAUER, INC. REPORTS RECORD RESULTS
                            FOR SECOND QUARTER


   IMPROVEMENTS DRIVEN BY INTERNATIONAL GROWTH AND INLIGHT PRODUCT SALES


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311

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GLENWOOD, ILL.--APRIL 29, 2008--LANDAUER, INC. (NYSE:  LDR), a recognized leader in personal and environmental radiation monitoring, today reported that its performance set new records for revenue and net income for the three and six months ended March 31, 2008.

SECOND QUARTER 2008 HIGHLIGHTS

  . Revenue reached a record $23.7 million on InLight equipment sales and higher international sales, driven by higher volume in most regions, favorable exchange rates and a new venture in Mexico.

  . Increased volume and continued cost management contributed to a $1.7 million, or 12 percent, increase in gross profit over the prior year.

  .   Operating cash flow increased 45 percent to $15.2 million.

  . Net income grew 8 percent to $6.4 million, or $0.69 per diluted share.

  . Signed agreement with Health Canada to provide InLight products in 2008, to support Canada's Emergency Response Strategy.

"We are pleased to report another quarter of record revenue and strong earnings growth. Our continued strong performance in the current economic environment confirms the stability of our business model," stated Bill Saxelby, President and CEO of Landauer. "Our solid results are directly attributable to executing on our strategic priorities of optimizing the core business, driving competitive growth, and pursuing strategic expansion. We have managed our resources to ensure progress against all of our strategic priorities, and the success of this balanced approach is reflected in our financial performance and strong cash flows."

Saxelby continued, "Our focus on international expansion remains strong, as the InLight product platform continues to be adopted around the globe. The second quarter saw us close the single largest order in Landauer's history, as we signed a $2 million agreement to provide our InLight dosimetry equipment to the National Dosimetry Services of Health Canada to support Canada's nationwide Emergency Response Strategy. Landauer has delivered approximately $750,000 of finished products in the fiscal quarter ended March 31, 2008 under the contract. We believe the recent ventures in Australia and Mexico and product sales into Italy, and now Canada, affirm the superiority of InLight's OSL technology."


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LANDAUER, INC.
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INLIGHT EQUIPMENT AND INTERNATIONAL EXPANSION FUELS REVENUES, EARNINGS FOR
QUARTER, SIX MONTHS

Revenues for the second quarter of fiscal 2008 were $23.7 million, a 10 percent increase compared with $21.6 million at this time last year. Domestic revenue rose 5 percent or $939,000 for the quarter, due primarily to InLight equipment sales. International revenue increased 26 percent, or $1.2 million, led by growth in most regions, strong InLight service and equipment growth, the impact of favorable currency translation and the addition of a new subsidiary in Mexico.

Cost of sales increased 5 percent from the same quarter last year, while the gross margin expanded to 68 percent from 67 percent in the year ago period. Selling, general and administrative expenses for the second fiscal quarter grew 13 percent, or $709,000. Factors contributing to the increase included international spending to support growth, the impact of foreign exchange, higher salary and benefits related to staff additions, and investments in sales and marketing resources.

Net income for the most recent quarter grew 8 percent to $6.4 million, compared with $5.9 million a year ago. Earnings per diluted share for the three months were $0.69 versus $0.65 in 2007.

For the six months ended on March 31, 2008, revenues increased 9 percent to $45.6 million versus $41.8 million at this time last year, also reflecting higher international sales and domestic InLight equipment volume. The gross profit margin improved to 68 percent versus 66 percent from last year's six-month period ended March 31, 2007. Costs and expenses for the first half of fiscal 2008 increased $2.4 million or 9 percent primarily due to the factors cited for the quarter ended March 31, 2008. Year-to-date net income was $11.7 million, up 8 percent from $10.8 million. Earnings per diluted share were $1.27 compared with $1.18 for the same period last year.

FINANCIAL POSITION REMAINS STRONG

Total assets at March 31, 2008, were $106 million, up 9 percent from the prior year end, including $29.1 million in working capital and $27.0 million in cash. Landauer was debt free at quarter end. Cash provided by operating activities increased 45 percent, to $15.2 million, for the first half of the year as compared to the six months ended March 31, 2007.


OUTLOOK FOR THE SECOND HALF

Saxelby concluded, "As the leading provider of dosimetry services, we believe that the flexibility of our business model lends itself to increasing revenue both domestically and internationally as we serve the growing awareness of the risks of global radiation exposure. Past investments in fostering a culture of productivity improvements and strengthening our core infrastructure have contributed to our positive performance, as we continue to make progress towards the completion of our systems initiative and accelerate sales growth. We will continue to work hard to secure our market leading position while also continuing to evaluate potential growth opportunities in which we can leverage our business offerings."










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LANDAUER, INC.
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Landauer's business plan for fiscal 2008 anticipated aggregate revenue growth for the year to be in the range of 4 - 5 percent. The company also planned a net income increase in the range of 6 - 8 percent excluding the impact of the 2007 asset impairment and accelerated depreciation charges. Based upon the performance in the first half of the fiscal year, the Company anticipates performance in the upper end of the planned ranges for revenue and net income.

CONFERENCE CALL DETAILS

Landauer's second quarter conference call for investors is scheduled for Tuesday, April 29th, at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 800-240-2134 about 10 minutes before the presentation. To listen to a webcast, please visit the Investors Page on the company's Web site at www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available on the site for 90 days.

ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services and products to determine occupational and environmental radiation exposure. For more than 50 years, the company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The company provides its services to 1.5 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico and other countries.

SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "Outlook for the Second Half") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the effectiveness of the company's IT platform enhancements; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the company's Annual Report on Form 10-K for the year ended September 30, 2007, and other reports filed by the company from time to time with the Securities and Exchange Commission.


                          FINANCIAL TABLES FOLLOW


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LANDAUER, INC.
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                  SUMMARY CONSOLIDATED INCOME STATEMENTS
         (unaudited, amounts in thousands, except per share data)



                                Three Months Ended   Six Months Ended
                                     March 31,           March 31,
                                ------------------  ------------------
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

Net revenues                    $ 23,743  $ 21,633  $ 45,552  $ 41,793

Costs and expenses:
    Cost of sales                  7,515     7,130    14,716    14,221
    Selling, general and
      administrative               6,259     5,550    12,859    11,319
    Accelerated depreciation
      charges                        188        --       376        --
                                --------  --------  --------  --------
                                  13,962    12,680    27,951    25,540

Operating income                   9,781     8,953    17,601    16,253

Other income, net                    581       507     1,285     1,052
                                --------  --------  --------  --------
Income before taxes and
  minority interest               10,362     9,460    18,886    17,305
Income taxes                       3,866     3,529     7,045     6,459
                                --------  --------  --------  --------
Income before minority
  interest                         6,496     5,931    11,841    10,846
Minority interest                     66        (9)      135        47
                                --------  --------  --------  --------
Net income                      $  6,430  $  5,940  $ 11,706  $ 10,799
                                ========  ========  ========  ========


Net income per common share:

    Basic                       $   0.70  $   0.65  $   1.27  $   1.19
                                ========  ========  ========  ========
    Weighted average shares
      outstanding                  9,209     9,116     9,184     9,103
                                ========  ========  ========  ========


    Diluted                     $   0.69  $   0.65  $   1.27  $   1.18
                                ========  ========  ========  ========
    Weighted average shares
      outstanding                  9,268     9,184     9,247     9,180
                                ========  ========  ========  ========














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LANDAUER, INC.
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                    SUMMARY CONSOLIDATED BALANCE SHEETS
                     (unaudited; amounts in thousands)



                                              March 31,   September 30,
                                                2008          2007
                                             ----------   ------------

ASSETS
Current assets:
    Cash and cash equivalents                  $ 27,044       $ 21,069
    Receivables, net of allowances               23,362         19,750
    Other current assets                          8,059          9,686
                                               --------       --------
Total current assets                             58,465         50,505
                                               --------       --------
Net property, plant and equipment                16,885         16,654
Equity in joint venture                           5,536          4,978
Goodwill and other intangible assets,
  net of amortization                            18,425         18,327
Dosimetry devices, net of amortization            4,837          5,345
Deferred income taxes                               501            333
Other assets                                      1,397          1,198
                                               --------       --------
TOTAL ASSETS                                   $106,046       $ 97,340
                                               ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                           $  2,277       $  1,682
    Dividends payable                             4,643          4,375
    Deferred contract revenue                    15,310         13,832
    Other current liabilities                     7,164          8,078
                                               --------       --------
Total current liabilities                        29,394         27,967
                                               --------       --------
Non-current liabilities:
    Pension and postretirement obligations       10,118          9,575
    Other non-current liabilities                   544             --
                                               --------       --------
Total non-current liabilities                    10,662          9,575
Minority interest in subsidiary                     388            288
Stockholders' equity                             65,602         59,510
                                               --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $106,046       $ 97,340
                                               ========       ========



















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